Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO Announces Contract for New Ultra-Deepwater Semisubmersible Rig

Dallas, Texas, September 22 , 2005 .... ENSCO International Incorporated (NYSE: ESV) announced that the Company has entered into a drilling contract with a consortium of three independent oil companies to provide a new ultra-deepwater semisubmersible drilling rig, to be named ENSCO 8500. The drilling contract with Anadarko Petroleum Corporation, Dominion Exploration & Production, Inc. and Kerr-McGee Oil & Gas Corporation is for a firm, four-year primary term, plus four one-year extension options. The aggregate revenue expected to be paid under the contract during the four-year primary term is approximately $385 million, which includes approximately $20 million payable upon delivery of the rig. Under the terms of the agreement, ENSCO will be reimbursed for mobilization and other start-up costs, and day rates will be adjusted for future variances in operating cost.

The Company has also announced that it entered into an agreement with Keppel FELS Limited in Singapore to construct ENSCO 8500, with delivery currently anticipated by the second quarter of 2008. The total construction cost of the rig is currently expected to be approximately $312 million.

ENSCO 8500 will be an enhanced version of the Company's first deepwater semisubmersible rig, ENSCO 7500. Delivered in 2000, ENSCO 7500 has proven to be a cost-effective deepwater drilling tool. ENSCO 8500 will be capable of drilling in up to 8,500 feet of water, and can readily be upgraded to 10,000 feet water-depth capability if required. Enhancements to the new rig include a two million pound quad derrick, offline pipe handling capability, increased drilling capacity, greater variable deck load, and improved automatic station keeping ability. With these features, ENSCO 8500 will be especially well-suited for deepwater development drilling.

Carl F. Thorne, ENSCO's Chairman and Chief Executive Officer, commented: "We believe the ENSCO 8500 project will be a win/win transaction for our customers and our shareholders. ENSCO 8500 is expected to provide a cost-effective deepwater drilling solution to a consortium of important oil company customers, while expanding ENSCO's deepwater capability on a conservative and financially attractive basis.

"We are pleased to again be working with the Keppel FELS shipyard, with which we have a longstanding relationship. This will be our sixth new construction project with Keppel FELS, either in partnership, or in keeping with more conventional arrangements. ENSCO and Keppel FELS have a history of successfully delivering high-quality newbuild rigs on time and within budget.

"Many factors contributed to the transaction, including the ENSCO proprietary rig design, and its history of efficient and cost-effective operations, our customers' confidence in and commitment to the project, and the involvement of a shipyard with a history of meeting quality, cost and timing commitments. These factors served to create an environment for the consummation of a transaction that will benefit all stakeholders, while also enabling ENSCO to meet its long-stated return and capital recovery hurdles."

Statements contained in this news release that state Company or management intentions, hopes, beliefs, anticipations, expectations or predictions of future events are forward-looking statements. Such forward-looking statements include references to the expected delivery date and cost of ENSCO 8500 and the anticipated drilling contract revenues. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) delay in the anticipated delivery date and changes in actual cost of the ENSCO 8500, (ii) general rig construction risks, (iii) risks of rig design and delivery acceptance, (iv) risks associated and shipbuilding in foreign jurisdictions, (v) force majeure events, (vi) renegotiation, nullification, or breach of contracts, and (vi) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

Contact: Richard LeBlanc 214-397-3011